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                                                                    EXHIBIT 99.1



NEWS RELEASE

For release March 14, 2003

CASTLE HARLAN IN LATTER STAGES OF NEGOTIATIONS TO ACQUIRE ADVANCED ACCESSORY SYSTEMS, LLC

Castle Harlan, Inc. ("Castle Harlan") and Advanced Accessory Systems, LLC (the "Company") jointly announce that they are in the latter stages of negotiations regarding the purchase of the Company by affiliates of Castle Harlan. Consummation of the sale would be contingent upon satisfaction of customary legal and business conditions, including, among other things, Castle Harlan's obtaining sufficient third party debt financing to complete the transaction. Any definitive transaction is expected to involve a redemption of the Company's outstanding 9 3/4% Senior Subordinated Notes due 2007 at the current optional redemption price of 104 7/8% of principal amount, plus accrued interest.


About Advanced Accessory Systems: Advanced Accessory Systems, LLC is one of the world's largest suppliers of towing and rack systems and related accessories for the automotive original equipment manufacturer market and the automotive aftermarket. Formed on August 28, 1995, the Company has operating subsidiaries in the United States, Canada and Europe.


About Castle Harlan: Castle Harlan, Inc. is a New York-based private equity investment firm founded in 1987 by John K. Castle, former President and Chief Executive Officer of the investment banking firm of Donaldson Lufkin & Jenrette, and by Leonard Harlan, founder and former President of The Harlan Company, a real estate investment and advisory firm. Since its inception, Castle Harlan has completed acquisitions of companies with total enterprise values in excess of $5 billion. The companies acquired by Castle Harlan manage assets of more than $28 billion, have revenues in excess of $3 billion, and employ more than 20,000 people worldwide.


Special Note Regarding Forward-Looking Statements: Some of the statements contained in this Press Release may discuss future expectations or state other "forward-looking" information. The forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the statements. Forward-looking statements generally can be identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "intend," "plan," "estimate," "predict," "potential," "forecast," "continue" or variations of such terms, or the use of these terms in the negative tense. The forward-looking information is based on various factors and was derived using numerous assumptions. Actual results may differ significantly from the results discussed in the forward-looking statements, and such differences may be material.